EXHIBIT 6


                    PARTIALLY -RECOURSE PROMISSORY NOTE




$410,955.05                                                  New York, New York

                                                     Dated as of March 27, 2000

      FOR VALUE RECEIVED, the undersigned, JON V. DIAMOND ("Borrower"), promises to pay to the order of E-NEWCO, INC., a Delaware corporation (the "Company"), the principal sum of Four Hundred Ten Thousand Nine Hundred and Fifty Five Dollars and Five Cents ($410,955.05) with interest from the date hereof on the unpaid principal as specified herein. The entire unpaid balance of principal and interest shall be immediately due and payable, without notice, on the earlier to occur of (1) Seven (7) years from date of Note, (2) termination of employment with the Company for any reason, or (3) breach of the Pledge Agreement dated the date hereof between the Company and Borrower.

      The interest rate on this note shall be an annual rate of interest equal to 6%. Interest shall be computed on the basis of a year of 365 days and the actual number of days elapsed, except that interest shall not be computed on the day of full repayment of this note. Interest not paid when due shall earn interest at the rate specified above.

      If payment is not made when due, and if action is instituted on this note, the undersigned agrees to pay the Company reasonable attorneys' fees and costs of suit, as fixed by court in connection with the collection of the outstanding amounts due under this note.

      The undersigned shall have the right to prepay all or any part of the unpaid principal amount of this note, without premium, at any time prior to the maturity hereof.

      This note is a partially-recourse note originally secured by a pledge of shares of Common Stock of the Company pursuant to a Pledge Agreement of even date herewith, which is on file with the Secretary of the Company. The Company will only have a recourse to the other assets of the Borrower to the extent of $102,738.76.

      The Borrower hereby waives demand, presentment, notice of dishonor, protest and notice of protest of this Note (other than demand for payment).

      If one or more of the provisions hereof shall be declared or held to be invalid, illegal, or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and any such declaration or holding shall not invalidate or render unenforceable such provision in any other jurisdiction.

      In case the note shall become mutilated or defaced, or be destroyed, lost or stolen, the Borrower shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced note, or in lieu of and in substitution for the destroyed, lost or stolen note. In the case of a mutilated or defaced note, the Company shall surrender such note to the Borrower. In the case of any destroyed, lost or stolen note, the Company shall furnish to the Borrower evidence to its satisfaction of the destruction, loss or theft of such note.

      This note shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York choice of law provisions.


            IN WITNESS WHEREOF, the undersigned has signed, dated and delivered this note as of the date and year first above written.

                                       /s/ Jon V. Diamond
                                       ---------------------------------------